EXECUTION

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-24

TERMS AGREEMENT

Dated:  November 25, 2002

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of November 1, 2002 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:

Series 2002-24.

Terms of the Series 2002-24 Certificates:  Structured Asset Securities Corporation, Series 2002-24 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class A8, Class A9, Class A10, Class A11, Class A12, Class A13, Class A14, Class A15, Class AP, Class AX, Class PAX, Class B1, Class B2, Class B3,  Class R, Class B4, Class B5, Class B6, Class E and Class P (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of two pools of fixed rate, conventional, fully amortizing, first lien, residential mortgage loans (the “Mortgage Loans”).  Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class A8, Class A9, Class A10, Class A11, Class A12, Class A13, Class A14, Class A15, Class AP, Class AX, Class PAX (collectively, the “Class A Certificates”), Class B1, Class B2, Class B3 and Class R Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:

File Number 333-92140.

Certificate Ratings:

It is a condition of Closing that at the Closing Date the Class A Certificates (other than the Class A14 Certificates) be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”, and, together with Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class A14 Certificates that they be rated “Aa1” by Moody’s and “AAA” by S&P.  It is a condition to the issuance of the Class R Certificate that it be rated “AAA” by S&P.  It is a condition to the issuance of the Class B1 Certificates that they be rated “AA” by S&P.  It is a condition to the issuance of the Class B2 Certificates that they be rated “A” by S&P.  It is a condition to the issuance of the Class B3 Certificates that they be rated “BBB” by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  November 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about November 27, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Joseph J. Kelly

Name: Joseph J. Kelly
Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:

/s/ Ellen V. Kiernan
     Name: Ellen V. Kiernan
     Title:   Vice President

Schedule 1

Class	Initial Certificate Principal Amount or Initial Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage
A1	$ 80,544,000	Adjustable(2)	100%
A2	$157,139,000	4.50%	100%
A3	$ 47,536,000	5.25%	100%
A4	$ 12,000,000	5.25%	100%
A5	$ 40,504,000	6.00%	100%
A6	$ 20,000,000	6.00%	100%
A7	$ 20,000,000	6.00%	100%
A8	$100,000,000	3.25%	100%
A9	$ 26,848,000	Adjustable(2)	100%
A10	$ 24,681,000	Variable(5)	100%
A11	$ 40,000	6.00%	100%
A12	(3)	6.00%	100%
A13	$ 56,432,000	6.00%	100%
A14	$ 1,000,000	6.00%	100%
A15	$ 1,044,000	5.25%	100%
AP	$ 696,754	0.00%(4)	100%
AX	(3)	6.00%	100%
PAX	(3)	6.00%	100%
B1	$ 10,036,000	6.00%	100%
B2	$ 3,649,000	6.00%	100%
B3	$ 2,737,000	6.00%	100%
R	$ 100	6.00%	100%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

The Class A1 and Class A9 Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3)

The Class A12, Class AX and Class PAX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on notional amounts, as described in the prospectus supplement.

(4)

The Class AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(5)

The Class A10 Certificate will consist of an interest-only and an accrual component and will be accrue interest based on a variable interest rate, as described in the prospectus supplement.